Exhibit 11-3







                                 CODE OF ETHICS
                                       FOR
                              DIRECTORS & OFFICERS




                             Prepared by: Management

                              Dated: April 15, 2005

                 Approved by Board of Directors: April 15, 2005



                 /s/ "Ken Cai"
                -----------------------------------------------------
                (Signature of the Chairman of the Board of Directors)




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As an officer or director of the Company, I am committed to act honestly and in good faith with a view to the best interests of the Company and its shareholders. As a steward of the Company's resources, I will not only abide by the high legal standards required of me, but will also conform my actions to unchanging moral precepts that give rise to ethical obligations. I will take such proper actions, and refrain from taking such improper actions, as if the underlying basis of my actions and inactions were to become a universal principle of conduct. In so doing, I commit to specifically:

      o Maintain my integrity and credibility in my personal and professional life by carrying out the duties of my office in accordance with high legal and ethical standards.

      o Avoid in my personal and professional life even the appearance of impropriety in the conduct of the duties of my office.

      o Represent myself in my personal and professional life in a reputable and dignified manner that reflects the standard of ethical conduct required by the Company.

      o Avoid in my personal and professional life any relationships that might affect, or be perceived to potentially affect, my ethical conduct in the course of carrying out the duties of my office (including a relationship that may create, or create the appearance of, a conflict of interest).

      o Promptly disclose to the Board of Directors any relationship that reasonably could give rise to a conflict of interest.

      o Not in any circumstance use confidential information acquired in the course of the duties of my office either for my personal advantage or for the advantage of related parties.

      o Honour my obligation to serve the best interests of the Company and its shareholders by exercising the care, diligence and skill necessary to conduct its affairs appropriately, including, if a director, upholding the guidelines set out in the Company's Charter of Director Governance and Expectations.

      o Recognize that the integrity of the capital markets is based on consistently honest and just actions by its participants, the conformity to market regulation, and the transparency of credible financial and non-financial corporate information, and will to the best of my ability and knowledge work to insure that I act in such a manner as to uphold the integrity of the capital markets.

      o Insure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to public regulatory bodies, and insure compliance with applicable governmental laws, rules and regulations.

      o Maintain the confidentiality of information acquired in the course of carrying out the duties of my office.

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      o     Report promptly to the members of the Board of Directors of the
            Company if I suspect or recognize fraudulent or illegal acts within the Company or a breach of this Code of Ethics by any director or officer of the Company, including my own acts.

      o Report promptly to the members of the Board of Directors of the Company if I suspect or recognize acts or practices which may constitute a breach of, or that may jeopardize, the Company's internal controls.

      o Provide the leadership, supervision and support for the employees, collaborators and other agents of the Company to uphold the principles articulated in this Code of Ethics.

I acknowledge that this Code of Ethics applies to all directors and officers of the Company; that a person to whom this Code of Ethics applies will be deemed to have breached it by way of being sanctioned by a governmental agency or judicial body for violating laws or regulations affecting the performance of his or her duties of office or by a finding of the Board of Directors of the Company; that any person with power to influence or control the direction or management, policies or activities of the sanctioned person, who was aware that a breach of the Code of Ethics was likely to occur and failed to take appropriate steps to prevent such an act from occurring, will be deemed to have also breached the Code of Ethics; and that any person found breaching the Code of Ethics will, in addition to any regulatory or judicial sanction, receive sanctions from the Company, including possible suspension or termination of employment.

Acknowledged by:


  /s/ " Yenyou Zheng"                          /s/ "Troy Vassos"
---------------------------------            -----------------------------------
Signature                                    Signature


Yenyou Zheng                                 Troy Vasson
---------------------------------            -----------------------------------
Name - Please Print                          Name - Please Print
Director                                     Officer

April 15, 2005                               April 15,  2005
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Date                                         Date




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